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                                                                      EXHIBIT 15

November 6, 2001

PartnerRe Ltd.
PartnerRe Building
106 Pitts Bay Road
Pembroke HM 08

We have performed a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PartnerRe Ltd. and subsidiaries for the three and nine-month periods ended September 30, 2001 and 2000, as indicated in our report dated November 6, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, is incorporated by reference in Registration Statements No. 33-78774, 333-4646 and 333-11998 on Forms S-8, and 333-72246 on Form S-3, which also constitutes Post-Effective Amendment No.1 to Registration Statement No. 333-70810 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/S/ DELOITTE & TOUCHE


Hamilton, Bermuda